Exhibit 99.1

NEWS RELEASE

Cobalt International Energy, Inc. Announces Second Quarter Results

HOUSTON, TX— July 27, 2011 (BUSINESS WIRE) — Cobalt International Energy, Inc. (“Cobalt”) (NYSE:CIE) today announced a net loss of $19.5 million, or $0.05 per basic and diluted share for the second quarter of 2011, compared to a net loss of $41.8 million, or $0.12 per basic and diluted share, for the second quarter of 2010.

Cash expenditures (excluding changes in working capital) for the quarter ended June 30, 2011 were approximately $22 million and about $33 million year-to-date. For the full year 2011, Cobalt expects to spend $325 to 400 million which includes the cash expenditures associated with Block 20 offshore Angola. The timing of expenditures in the second half depends primarily on when the Block 20 Production Sharing Agreement is signed and when Cobalt recommences Gulf of Mexico drilling activities.

Cash, cash equivalents and investments at the end of the second quarter were approximately $1.64 billion. This includes about $339 million designated for future operations held in escrow and collateralizing letters of credit, but excludes approximately $196 million in the TOTAL drilling fund for the Gulf of Mexico. Cobalt expects it is well-funded to execute on its planned exploration and appraisal program, including expenditures relating to Block 20 offshore Angola, through the end of 2013.

Operational Update

On April 15, 2011, Cobalt completed a registered underwritten offering of 35,650,000 shares of its common stock at a public offering price of $14.00 per share, resulting in proceeds of approximately $499 million before expenses.

On May 3, 2011, Cobalt announced that the national oil company of Angola, Sociedade Nacional de Combustiveis de Angola-Empresa Publica (“Sonangol”), had approved Cobalt’s drilling plans for its two initial pre-salt exploratory wells, Bicuar #1 and Cameia #1, on Block 21 offshore Angola. Subsequent to the end of the second quarter, on July 19, 2011, Cobalt commenced its initial two well pre-salt exploratory drilling program on Block 21 offshore Angola by spudding the surface hole of the Bicuar #1 exploratory well. On July 20, 2011, after setting the 36’’ conductor casing and drilling approximately 210 meters of surface hole, Cobalt encountered an over pressured water sand resulting in a water flow with limited quantities of natural gas. No safety or environmental issues resulted from the incident. Cobalt is focused now on its abandonment procedures for the Bicuar #1 exploratory well surface location. Given the unique nature of encountering pressured water sands in Angolan waters, Cobalt has agreed with Sonangol that Cobalt will take its learnings from this incident and reexamine its shallow hazard analysis of proposed Cameia and Bicuar drilling locations before moving the drilling rig to Cameia or a different surface location on Bicuar.

With respect to Cobalt’s U.S. Gulf of Mexico drilling program, Cobalt believes it has satisfied all of the remaining requirements of the Bureau of Ocean Energy Management, Regulation and Enforcement (“BOEMRE”) related to its North Platte #1 and Ligurian #2 applications for permit to drill (“APD’s”), except for the submission of the U.S. Coast Guard Certificate of Compliance for the Ensco 8503 drilling rig, which cannot be obtained until the rig returns to the U.S. Gulf of Mexico. Cobalt does not anticipate any issues related to obtaining this routine U.S. Coast Guard certification and it expects that after its submission the BOEMRE will promptly issue the APD’s for both the North Platte #1 and Ligurian #2 exploratory wells. Cobalt expects that the Ensco 8503 drilling rig will be returned to Cobalt in the U.S. Gulf of Mexico late in the third quarter of 2011. Upon its return, the submission of the U.S. Coast Guard Certificate of Compliance, and the issuance of the APD’s for the North Platte #1 and Ligurian #2 exploratory wells, Cobalt plans to drill the Ligurian #2 exploratory well. After drilling the Ligurian #2 exploratory well, Cobalt plans to move the rig to the North Platte #1 well location to drill that prospect. Cobalt anticipates that each of the Ligurian #2 and North Platte #1 exploratory wells will take approximately six months to drill.

Conference Call

A conference call for investors will be held today at 10 a.m. Central Time (11 a.m. Eastern Time) to discuss Cobalt’s second quarter results and operations activity.  Hosting the call will be Joseph H. Bryant, Chairman and Chief Executive Officer and John P. Wilkirson, Chief Financial Officer.

The call can be accessed live over the telephone by dialing (877) 407-0784, or for international callers, (201) 689-8560.  A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers, (858) 384-5517.  The passcode for the replay is 375433.  The replay will be available until August 10, 2011.

Interested parties may also listen to a simultaneous webcast of the conference call by accessing the Investors- Presentations and Publications section of Cobalt’s website at www.cobaltintl.com.  A replay of the conference call will also be available for approximately 30 days following the call.

About Cobalt

Cobalt is an independent oil exploration and production company focusing on the deepwater U.S. Gulf of Mexico and offshore Angola and Gabon.  Cobalt was formed in 2005 and is headquartered in Houston, Texas.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address Cobalt’s expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to Cobalt’s SEC filings. Cobalt undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts

Investor Relations: John P. Wilkirson Chief Financial Officer +1 (713) 452-2322	Media Relations: Lynne L. Hackedorn Vice President, Government, Public Affairs, Land +1 (713) 579-9115

Consolidated Statement of Operations Information:

	For Three Months Ended June 30,		For Six Months Ended June 30,
	2011	2010	2011	2010
	(in thousands except per share data)
Oil and gas revenue	$—	$—	$—	$—
Operating costs and expenses:
Seismic and exploration	4,813	18,318	7,253	10,002
Dry hole expense and impairment	2,506	13,889	5,019	39,741
General and administrative	13,038	9,592	24,656	21,704
Depreciation and amortization	179	195	363	377
Total operating costs and expenses	20,536	41,994	37,291	71,824
Operating income (loss)	(20,536)	(41,994)	(37,291)	(71,824)
Other income (expense):
Interest income (expense), net	1,058	228	1,755	326
Total other income (expense)	1,058	228	1,755	326
Net income (loss) before income tax	(19,478)	(41,766)	(35,536)	(71,498)
Income tax expense	—	—	—	—
Net income (loss)	$(19,478)	$(41,766)	$(35,536)	$(71,498)

Basic and diluted income (loss) per share	$(0.05)	$(0.12)	$(0.10)	$(0.21)
Weighted average common shares outstanding	386,731,150	349,228,523	366,127,558	348,678,540

Consolidated Balance Sheet Information:

	June 30, 2011	December 31, 2010
	($ in thousands)
Cash and cash equivalents	$191,116	$302,720
Short-term restricted cash	10,802	—
Short-term investments	756,339	534,933
Total current assets	1,018,995	889,632
Total property, plant and equipment	465,321	463,769
Long-term restricted cash	328,636	338,515
Long-term investments	357,589	40,003
Total assets	2,186,787	1,746,443
Total current liabilities	14,729	24,559
Total long-term obligations	2,850	2,850
Total stockholders’ equity (386,798,241 and 350,733,998 shares issued and outstanding as of June 30, 2011 and December 31, 2010, respectively)	2,169,208	1,719,034
Total liabilities and stockholders’ equity	2,186,787	1,746,443

Consolidated Statement of Cash Flows Information:

	Six Months Ending June 30,
	2011	2010
	(Unaudited)
	($ in thousands)
Net cash provided by (used in):
Operating activities	$(39,004)	$(61,077)
Investing activities	(550,917)	(176,057)
Financing activities	478,317	101,256